Exhibit 99.1
Contact:    Don M. Gibson                For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES REVISED
LOWER EARNINGS FOR SIX MONTHS ENDED DECEMBER 31, 2003

SPRINGFIELD, MO – (March 16, 2004) -- Guaranty Federal Bancshares, Inc. (NASDAQ:GFED), the holding company for Guaranty Bank, today announced revised earnings for the three months and six months ended December 31, 2003 to reflect an increase in its provision for loan losses. Earnings for these periods were $0.15 per share ($423,000) and $0.54 ($1,500,000) respectively, down from $0.33 per share ($923,000) and $0.72 per share ($2,000,000), respectively, that was previously reported for those periods. The revised earnings represent a 52% decrease from the $0.31 per share ($868,000) the Company earned during the same quarter of the prior year and a 15% decrease from the $0.63 per share ($1,764,000) the Company earned during the six month period ending December 31, 2002.

Subsequent to the Company’s earnings release on January 16, 2004 and as a result of a regular examination by the Federal Deposit Insurance Corporation, Guaranty Bank reclassified a group of approximately 150 loans totaling approximately $9.0 million. These loans had been made to borrowers that used the proceeds to finance the purchase of single family residences and the costs required to bring them into condition for resale. The loans are secured by the properties purchased, and have maturity dates ranging from one to six months.

Guaranty Bank reclassified the loans because there was not deemed to be sufficient information in its loan files relating to those loans to effectively evaluate the credits.

Guaranty Bank is closely monitoring each of these loans. To date all payments on these loans have been paid as agreed. Further a number of the borrowers pledged additional collateral to secure their respective repayment obligations in the form of certificates of deposit and certain borrowers have fully repaid their obligations. Management currently has no reason to believe that any of the loans will not be repaid in accordance with their terms.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as "anticipates," "estimates," "believes," "expects," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time

Guaranty Federal Bancshares Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has nine branches and 18 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATM’s and over 1,000 ATM’s nationwide.

Financial Highlights:
	Quarter ended		Six Months ended
Operating Data:	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02

(Dollar amounts are in thousands, except per share data)

Total interest income	$4,849	5,544	9,846	11,290
Total interest expense	2,165	2,966	4,491	6,086
Provision for loan losses	950	105	1,162	205

Net interest income after
provision for loan losses	1,734	2,473	4,193	4,999
Noninterest income	858	889	2,089	1,752
Noninterest expense	1,999	2,034	3,994	4,060

Income before income tax	593	1,328	2,288	2,691
Income tax expense	170	460	788	927

Net income	$423	868	1,500	1,764

Net income per share-basic	$0.15	$0.31	$0.54	$0.63

Net income per share-diluted	$0.15	$0.30	$0.52	$0.62

Annualized return on average assets	0.45%	0.93%	0.79%	0.94%
Annualized return on average equity	4.42%	9.52%	7.92%	9.70%
Net interest margin	3.02%	2.87%	2.99%	2.89%

		As of	As of
Financial Condition Data:		31-Dec-03	30-Jun-03

Cash and cash equivalents		$22,657	19,015
Investments		16,731	15,522
Loans, net of allowance for loan losses		332,130	336,838
12/31/2003 - $3,886; 6/30/2003 - $2,775
Other assets		15,239	18,776

Total Assets		$386,757	390,151

Deposits		$237,131	235,677
FHLB advances		108,837	114,619
Other liabilities		2,811	3,313

Total liabilities		$348,779	353,609
Stockholder's equity		37,978	36,542

Total liabilities and stockholder equity		$386,757	390,151

Book value per share		$13.62	13.14

Non performing assets		$749	513